EXHIBIT 99.1
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LaSalle Hotel Properties
4800 Montgomery Lane, Suite M25
Bethesda, MD 20814
Ph.  (301) 941-1500
Fax (301) 941-1553
www.lasallehotels.com

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FOR IMMEDIATE RELEASE



                            MEDIA CONTACTS:  Ellen Gallo
                                             (914) 640-8167

                                             Mark Ricci
                                             (914) 640-8496



       STARWOOD TO REFLAG RADISSON HOTEL AS SHERATON BLOOMINGTON

   Hotel to Feature Sheraton Brand's Signature Products and Services
          Including the New Sweet Sleeper Bed <service mark>


WHITE PLAINS, N.Y., FEBRUARY 10, 2004 - Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) and LaSalle Hotel Properties (NYSE: LHO) announced today that the Radisson Hotel South and Plaza Tower in Bloomington, Minnesota will be reflagged as the Sheraton Bloomington and will undergo a $10.5 million renovation. LaSalle Hotel Properties, the owner of the upscale convention hotel, has selected Starwood to manage the property as a Sheraton, Starwood's upscale brand, when the conversion takes place in March 2004.

     "We are thrilled that LaSalle Hotel Properties has chosen Sheraton to manage this important property in Bloomington," stated Norman MacLeod, executive vice president, Sheraton Hotels & Resorts. "This hotel will be an important addition to our brand's portfolio and will provide us with a strong presence in the Twin Cities metropolitan area. With the addition of the Sheraton Bloomington, Starwood will have a total of four properties located in the Minneapolis-St. Paul metropolitan area under its Sheraton and Four Points by Sheraton brands."

     The Sheraton Bloomington will feature all of the brand's signature amenities and services including the Sheraton Service Promise, a service guarantee stating "if you're not satisfied, just tell us and we'll take care of it." The hotel's transformation to the Sheraton brand will begin with the installation of the highly acclaimed Sheraton Sweet Sleeper Bed
<service mark> in all of its 565 guestrooms and suites.  The newly-
introduced Sheraton Sweet Sleeper Bed is a luxurious nine-layer custom designed bed that features an 11.5 inch thick, high coil count Sealy Posturepedic<registered trademark> Plush Top mattress, down and allergy
sensitive pillows and crisp cotton sheets.   In a nod to Sheraton's classic
aesthetic, the beds feature a selection of duvet patterns inspired by timeless tattersall checks, houndstooth and pinstripe patterns in rich color tones.



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     Situated in Bloomington, which is part of the Twin Cities
metropolitan area of Minneapolis/St. Paul, the hotel is conveniently located near many popular tourist and cultural attractions, including the Mall of America, the nation's largest indoor shopping and entertainment complex, the Metro Dome, the world-famous Minneapolis Institute of Art, and the Guthrie Theater, birthplace of the American Regional professional theater movement. Just minutes away from Minneapolis/St. Paul International Airport, the hotel is in close proximity to several large lakes, which provide many outdoor recreational activities.

     The hotel is an ideal venue for groups of all kinds, featuring 70,000 square feet of meeting facilities. The just renovated Grand Ballroom, which is considered the largest in the state, can accommodate groups of up to 2,500, while the Garden Court offers a tropical atmosphere for receptions and poolside theme parties.

     Business travelers and leisure guests can enjoy the ambience and culinary delights of the hotel's several dining options - Kaffe Stuga offers charming atmosphere and features a full-service menu, as well as a lavish buffet; Navigator's and Captain Quarters offer cocktails and conversation served in comfortable settings; Stevie Ray's Comedy Cabaret, the hotel's in-house comedy club featuring audience-interactive improv with special guest comedians; and, Plaza Java, an informal place to relax with a cafe' latte and delectable pastries.

     The Sheraton Bloomington will be LaSalle's second hotel rebranded and managed by Starwood. Last July, LaSalle selected Starwood to manage its 407-room Dallas hotel as a Westin.

     "We were impressed with how Starwood handled the conversion of our Dallas hotel to a Westin," noted Michael Barnello, Chief Operating Officer for LaSalle Hotel Properties. "We look forward to a smooth transition with the conversion to the Sheraton Bloomington, and look forward to future opportunities with Starwood."

     Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with more than 740 properties in more than 80 countries and 105,000 employees at its owned and managed properties. With internationally renowned brands, Starwood is a fully integrated owner, operator and franchisor of hotels and resorts including:
St. Regis, The Luxury Collection, Sheraton, Westin, Four Points by Sheraton, W brands, as well as Starwood Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership resorts. For more information, please visit www.starwood.com.

     LaSalle Hotel Properties (NYSE: LHO) is a leading multi-tenant, multi-operator real estate investment trust, which owns interests in 17 upscale and luxury full-service hotels, totaling approximately 5,600 guest rooms in 12 markets in 10 states and the District of Columbia. LaSalle Hotel Properties focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. The Company seeks to grow through strategic relationships with premier internationally recognized hotel operating companies.


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      **Please contact Starwood's new toll-free media hotline at
                    (866) 4-STAR-PR (866-478-2777)
              for photography or additional information**

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


The Company considers funds from operations ("FFO") and earnings before interest, taxes, depreciation and amortization ("EBITDA") to be key measures of the Company's performance and should be considered along with, but not as an alternative to, net income and cash flow as a measure of the Company's operating performance and liquidity. The Company believes that FFO and EBITDA are helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, they provide investors with an indication of the ability of an equity REIT to incur and service debt, to make capital expenditures and to fund other cash needs.

Certain matters discussed in this press release may be deemed to be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although LaSalle Hotel Properties believes the expectations reflected in such forward looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company's expectations are listed in the Company's Form 10-K for the year ended December 31, 2002 and subsequent SEC reports and filings. LaSalle Hotel Properties assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.


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ADDITIONAL CONTACTS:
-------------------

Hans Weger, Chief Financial Officer, LaSalle Hotel Properties
     - 301/941-1516



  For additional information or to receive press releases via e-mail, please visit our website at www.lasallehotels.com